Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2020 FOURTH QUARTER

AND FULL YEAR RESULTS

NEW YORK, NY – February 17, 2021 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), a finance company that originates and services loans in various consumer and commercial niche industries, announced today its 2020 fourth quarter and full year results.

2020 Fourth Quarter Highlights

•	Net income was $6.5 million, or $0.26 per share, compared to net loss of $0.5 million, or $0.02 per share, in the prior year quarter.

•	Net interest income was $28.5 million in the quarter, primarily reflecting the contribution of the consumer lending segments, a 7.1% increase from $26.6 million in the prior year quarter.

•	Net interest margin was 8.89% in the quarter, the highest in 13 years.

•	Net income from the Company’s consumer and commercial lending segments increased 97% to $14.2 million in the quarter, compared to $7.2 million in the prior year quarter.

•	Medallion Bank’s Tier 1 leverage ratio at quarter-end was 16.93%.

•	Total assets were $1.6 billion as of December 31, 2020.

2020 Full Year Highlights

•	2020 total net loss was $34.8 million compared to a net loss of $1.8 million in 2019.

•	2020 net interest margin was 8.65% compared to 8.64% in 2019.

•	2020 net income from Medallion’s consumer and commercial segments was $41.6 million compared to $31.9 million in 2019, a 30% increase.

•	The recreation and home improvement net loan portfolios grew 10% and 34% from December 31, 2019.

•	Consumer originations were $488.0 million for the year, up 10% from $443.5 million in 2019.

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In 2020, the Company deemed the medallion portfolio to be impaired as a result of the impact of COVID-19 on our borrowers, resulting in all loans being placed on nonaccrual status and adjusted down to collateral value.

•	Net medallion loans dropped 88% from $105.0 million to $12.7 million at year end.

Andrew Murstein, President of Medallion, stated, “We are pleased with how the Company navigated through the pandemic, as we took the appropriate steps to largely put the medallion portfolio behind us. Medallion Bank as a standalone recorded $14.3 million of net income in the fourth quarter, and $48.0 million in 2020 net income from their recreation and home improvement lending segments, both the highest in the Bank’s history. We stayed the course of tightening our credit and underwriting criteria during the year. Application volumes remained high, and growth continued, while net-charge offs remained low, demonstrating the strength of those portfolios. We look forward to building on the momentum our consumer segments have shown this past year. In addition, we continue to focus on the build-out of our fintech Strategic Partnership Program at Medallion Bank where volume was up in January. We believe we will sign our second partnership in the next 60 days and that this line of business will grow in 2021.”

Alvin Murstein, Chairman and CEO of Medallion, stated, “We received payments from the medallion loans and other assets of $12.8 million in the fourth quarter and recorded $6.7 million of recoveries for the year. We continue to prioritize recoveries as we have significantly reduced our medallion loan exposure year over year.”

Larry Hall, Medallion’s CFO, stated, “In the fourth quarter we lowered our New York City medallion values from $90,300 net to $79,500 net which ultimately contributed to a medallion segment loss of $3.6 million for the quarter. Our net interest margin remained strong in the fourth quarter at 8.89%, as the higher yielding consumer portfolio continues to perform while the medallion loans have been impaired and placed on non-accrual.”

Consumer Lending Segments

The Company’s net consumer lending portfolio was $1.1 billion as of December 31, 2020, compared to $940.0 million at December 31, 2019. Net interest income for the 2020 fourth quarter was $31.8 million, compared to $27.0 million in the 2019 fourth quarter, an 18% increase. The average interest rate on the portfolio was 13.64% at December 31, 2020, compared to 14.54% a year ago. Consumer loan delinquencies 90 days or more past due were $5.5 million, or 0.50% of total gross loans as of December 31, 2020, compared to $6.0 million, or 0.64%, a year ago.

Commercial Lending Segment

The Company’s net commercial lending portfolio was $62.0 million as of December 31, 2020, compared to $66.4 million at December 31, 2019. The average interest rate on the portfolio was 13.39%, compared to 13.63% a year ago. Net income for the fourth quarter was $0.032 million, compared to $0.366 million in the prior year period. The commercial portfolio remains stable and deal flow remains strong. We expect a continued gradual recovery of performance within the overall portfolio as many of its borrowers are now operating at pre-COVID levels.

Medallion Lending Segment

The Company’s net medallion lending portfolio, exclusive of loan collateral in the process of foreclosure, was $12.7 million as of December 31, 2020, compared to $105.0 million at December 31, 2019. The stated average interest rate on the medallion loan portfolio was 3.00%, compared to 4.17% a year ago. Including loan collateral in the process of foreclosure and owned Chicago medallion assets, total medallion exposure comprised 4% of our total assets as of December 31, 2020, compared to 10% at December 31, 2019.

Mr. Hall concluded, “Cash flow from operations increased to $79 million in 2020 from $65 million in 2019, reflecting strong results of our consumer lending segments on our overall operations. With Medallion Bank recording a Tier 1 leverage ratio of 16.93% and holding $218.5 million of capital, the Company is well-positioned for the future.”

Conference Call Information

The Company will be hosting a conference call to discuss the fourth quarter financial results on Thursday, February 18, 2021, at 9:00 a.m. Eastern time.

The dial-in number for the conference call is (877) 407-0789 (toll-free) or (201) 689-8562 (direct). Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Medallion’s website at http://www.medallion.com/investors.html.

A replay will be available following the end of the call through Thursday, February 25, 2021, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (direct), passcode 13716524. A webcast replay of the call will be available at http://www.medallion.com/investors.html until the next quarter’s results are announced.

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About Medallion Financial Corp.

Medallion Financial Corp. is a finance company that originates and services loans in various industries, and its wholly-owned subsidiary, Medallion Bank, also originates and services consumer loans. Medallion Financial Corp. has lent more than $9 billion since its initial public offering in 1996.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, and growth. These statements are often, but not always, made through the use of words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, expectations regarding medallion loan portfolio, the potential for future asset growth and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the COVID-19 pandemic on Medallion’s business, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Medallion, its customers and third parties. In addition to risks related to the ongoing COVID-19 pandemic, for a description of certain risks to which Medallion is or may be subject, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2019 Annual Report on Form 10-K and Form 10-Q for the quarter ended September 30, 2020.

Company Contact:

Alex E. Arzeno

Investor Relations

212-328-2168

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP. CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31		For the Year Ended December 31
(Dollars in thousands, except shares and per share data)	2020	2019	2020	2019
Total interest income	$36,392	$35,864	$144,962	$132,562
Total interest expense	7,932	9,277	34,151	35,045

Net interest income	28,460	26,587	110,811	97,517
Provision (benefit) for loan losses	(3,414)	10,535	69,817	47,386

Net interest income after provision for loan losses	31,874	16,052	40,994	50,131

Other income (loss)
Sponsorship and race winnings	4,881	2,734	20,042	18,742
Writedown of loan collateral in process of foreclosure	(8,695)	(177)	(24,523)	(4,381)
Gain on extinguishment of debt	—	—	—	4,145
Other income (loss)	642	410	(1,455)	1,881

Total other income (loss)	(3,172)	2,967	(5,936)	20,387

Other expenses
Salaries and employee benefits	7,456	6,514	28,172	24,971
Race team related expenses	1,782	1,785	8,366	8,996
Professional fees	1,488	1,441	8,047	7,402
Loan servicing fees	1,667	1,402	6,737	5,253
Collection costs	1,248	2,049	5,454	6,638
Other expenses	4,260	3,752	15,263	14,921

Total other expenses	17,901	16,943	72,039	68,181

Income before income taxes	10,801	2,076	(36,981)	2,337
Income tax (provision) benefit	(2,409)	(2,267)	10,074	(341)

Net income (loss) after income taxes	8,392	(191)	(26,907)	1,996
Less: income attributable to non-controlling interests	1,925	274	7,876	3,758

Total net income (loss) attributable to Medallion Financial Corp.	$6,467	$(465)	$(34,783)	$(1,762)

Basic net income (loss) per share	$0.26	$(0.02)	$(1.42)	$(0.07)
Diluted net income (loss) per share	0.26	(0.02)	(1.42)	(0.07)

Weighted average common shares outstanding
Basic	24,461,488	24,361,680	24,445,452	24,342,979
Diluted	24,461,488	24,361,680	24,445,452	24,342,979

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except shares and per share data)	December 31, 2020	December 31, 2019
Assets
Cash, cash equivalents and federal funds sold	$112,040	$67,821
Equity investments and investment securities	56,538	59,077
Loans	1,229,838	1,160,855
Allowance for loan losses	(57,548)	(46,093)

Net loans receivable	1,172,290	1,114,762

Loan collateral in process of foreclosure	54,560	52,711
Goodwill and intangible assets	201,893	203,339
Other assets	45,090	43,957

Total assets	$1,642,411	$1,541,667

Liabilities
Accounts payable, accrued expenses, and accrued interest payable	$19,575	$20,632
Deposits	1,065,398	951,651
Short-term borrowings	87,334	38,223
Deferred tax liabilities and other tax payables	807	9,341
Operating lease liabilities	11,018	12,738
Long-term debt	153,718	174,614

Total liabilities	1,337,850	1,207,199

Commitments and contingencies

Total stockholders’ equity	231,408	263,148

Non-controlling interests in consolidated subsidiaries	73,153	71,320

Total equity	304,561	334,368

Total liabilities and equity	$1,642,411	$1,541,667

Number of shares outstanding	24,877,628	24,646,559
Book value per share	$9.30	$10.68

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